EXHIBIT 21

MAXCO, INC. AND SUBSIDIARIES
— SUBSIDIARIES OF MAXCO, INC.

SUBSIDIARIES OF MAXCO, INC.

State of
Incorporation

Atmosphere Annealing, Inc.	Michigan

Ersco Corporation	Michigan

Pak-Sak Industries, Inc.	Michigan

Parcco, Inc.	Michigan